Exhibit 21.1

 REGISTRANT’S SUBSIDIARIES

Name of Subsidiary	State of Incorporation or Organization

Ameris Bank	Georgia
LionMark Insurance Company	Georgia
Ameris Statutory Trust I	Delaware
Prosperity Bank Statutory Trust II	Connecticut
Prosperity Bank Statutory Trust III	Delaware
Prosperity Bank Statutory Trust IV	Delaware
Prosperity Banking Capital Trust I	Delaware
Coastal Bankshares Statutory Trust I	Delaware
Coastal Bankshares Statutory Trust II	Connecticut
Merchants & Southern Statutory Trust I	Delaware
Merchants & Southern Statutory Trust II	Delaware
Atlantic BancGroup, Inc. Statutory Trust I	Delaware
Jacksonville Statutory Trust I	Delaware
Jacksonville Statutory Trust II	Delaware
Jacksonville Bancorp, Inc. Statutory Trust III	Delaware
Cherokee Statutory Trust I	Delaware
Fidelity Southern Statutory Trust I	Connecticut
Fidelity Southern Statutory Trust II	Delaware
Fidelity Southern Statutory Trust III	Delaware